SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                     [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           FIRST SECURITY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                     (same)
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      $125  per   Exchange   Act  Rules   0-11(c)(1)(ii),   14a-6(i)(1),   or
         14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]      Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
         0-11.

         1) Title of each class of securities to which transaction applies:  n/a
         2) Aggregate number of securities to which transaction applies:  n/a
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 n/a
         4) Proposed maximum aggregate value of transaction:
                               ------------------

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         2) Form, Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:

                           FIRST SECURITY CORPORATION
                                79 S. Main Street
                           Salt Lake City, Utah 84111

                    Notice of Annual Meeting of Shareholders
                            April 26, 1999, at 3 p.m.


March 22, 1999

Dear Shareholder,

You are cordially invited to First Security Corporation's Annual Meeting of Shareholders, which will be held April 26, 1999, at 3 p.m. in the Empire Room of the Joseph Smith Memorial Building, 15 E. South Temple in Salt Lake City, Utah.

The meeting will begin with voting on the items described on pages 17-26 of the Proxy Statement and on other business properly brought before the meeting. Management will then present an update on the corporation's progress. The meeting is expected to conclude before 4:30 p.m.

We hope that you will be able to attend, but if you cannot, it is important that your shares be voted by proxy. Please immediately sign and complete the enclosed Proxy Designation and Instruction Card and return it in the envelope provided so that your shares may be represented. No postage is required if the proxy card is mailed in the United States. If you own Common Stock and cumulative convertible preferred stock, please sign and return both proxies. If a majority of outstanding shares is not present at the Annual Meeting, either in person or by proxy, the meeting must be adjourned and additional expense incurred to resolicit shareholders for a new meeting date.

By order of the Board of Directors,


/s/ Brad D. Hardy

BRAD D. HARDY
Executive Vice President and
Secretary of First Security Corporation





NOTE: The close of business on March 8, 1999, was established by the Board of Directors as the Record Date for the determination of the shareholders entitled to notice of and to vote at the 1999 Annual Meeting. A list of First Security's shareholders entitled to vote at the 1999 Annual Meeting will be available for examination at First Security's offices at 79 S. Main St., Second Floor, Salt Lake City, Utah, for 10 business days prior to the Annual Meeting, between 9 a.m. and 5 p.m. The list also will be available for examination during the Annual Meeting.

                                      First
                                   Security(R)
                                 PROXY STATEMENT

                                 March 22, 1999


                                TABLE OF CONTENTS

                                                                            Page
SHAREHOLDER QUESTIONS AND ANSWERS.............................................2
GENERAL INFORMATION FOR SHAREHOLDERS..........................................3
LAST YEAR'S (April 27, 1998) ANNUAL MEETING...................................4
INDEPENDENT AUDITORS..........................................................4
MANAGEMENT OF FIRST SECURITY..................................................5
Board of Directors............................................................5
  Executive Officers..........................................................6
COMPENSATION OF MANAGEMENT....................................................7
  Director Compensation.......................................................7
  Summary of Compensation to Certain Executive Officers.......................9
  Company Contributions to Employee Savings Plan and Salary
    Deferral Agreements.......................................................9
  Stock Options and Similar Awards to Management.............................10
  Retirement Benefits........................................................11
  Compensation Committee Report on Executive Compensation....................12
  Compensation Committee Interlocks and Insider Participation................14
CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS.......................15
  Directors' and Officers' Liability Insurance...............................15
  Credit Extensions..........................................................15
  Compliance with Section 16 Reporting Obligations...........................15
  Employment Agreements......................................................15
  Other Transactions ........................................................16
PRINCIPAL SHAREHOLDERS.......................................................16
COMPARATIVE PERFORMANCE OF FIRST SECURITY'S COMMON STOCK.....................16
PROPOSALS FOR SHAREHOLDER ACTION.............................................17
  1. Election of Directors...................................................17
  2. Increase the Number of Shares Reserved for the Comprehensive
       Management Incentive Plan ............................................20
OTHER BUSINESS...............................................................26
DEADLINE FOR SHAREHOLDER PROPOSALS...........................................26

SHAREHOLDER QUESTIONS AND ANSWERS

Q.       When and where is the Annual Meeting?
A. The Annual Meeting will be held Monday, April 26, 1999, in the Empire Room, Joseph Smith Memorial Building, 15 E. South Temple, Salt Lake City, Utah. The meeting should last from 3 to 4:30 p.m.
         Mountain Time.

Q.       Who can vote at the Annual Meeting?
A. All shareholders of record as of March 8, 1999, can attend and vote at the Annual Meeting.

Q.       What does "of record" mean?
A. You are a shareholder "of record" if you own First Security common or preferred stock in your name as of the close of business on March 8, 1999, the Record Date.

Q.       What may I vote on?
         You may vote on:
         (1) The  election of nominees to serve on the Board of  Directors;  and
         (2) The approval of new shares for the Comprehensive Management Incentive Plan.

Q.       How does the Board recommend I vote on the proposals?
A. The Board recommends a vote FOR each of the nominees and FOR approval of the new shares for the Comprehensive Management Incentive Plan.

Q.       How do I vote?
A. Sign and date each Proxy Card you receive and return it in the prepaid envelope. If you return your signed Proxy Card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals. You have the right to revoke your Proxy at any time before the meeting by:
         (1)      notifying First Security's Corporate Secretary;
         (2)      returning a later-dated proxy card; or
         (3)      voting in person.

Q. What does it mean if I receive a white proxy card AND a white with green-stripe proxy card?
A. White proxy cards designate common shares; white with green-stripe proxy cards designate preferred shares. You will receive both cards if you hold both common and preferred shares.

Q. What does it mean if I get more than one white or white with green-stripe proxy card?
A. If you hold shares in more than one account, you will receive more than one card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. You can consolidate your accounts by contacting our transfer agent, First Chicago Trust Company of New York, toll-free at (800)756-8200.

Q.       Who will count the votes?
A. Representatives of First Chicago Trust Company of New York will count the votes.

Q.       Is my vote confidential?
A. Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to First Chicago Trust
         Company of New York and are handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit First Chicago Trust to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board.

                             YOUR VOTE IS IMPORTANT

GENERAL INFORMATION FOR SHAREHOLDERS

         This Proxy Statement is furnished by First Security Corporation, a Delaware corporation, to its Shareholders, in connection with the solicitation by the current Board of Directors of proxies for use at the 1999 Annual Meeting of Shareholders. The Annual Meeting will held in the Empire Room of the Joseph Smith Memorial Building at 15 E. South Temple, Salt Lake City, Utah, on Monday, April 26, 1999, at 3 p.m., and at any and all adjournments thereof.

         A Proxy Designation and Instruction Card ("Proxy" "or Proxy Card") for your use in connection with the Annual Meeting is enclosed. If you own Common Stock and Cumulative Convertible Preferred Stock, you should have received two Proxy Cards. You should date and sign both of these Proxy Cards and return them in the envelope provided.

Voting Securities

             The Board of Directors has fixed the close of business on March 8, 1999 as the Record Date for determination of shareholders entitled to notice of and to vote at the 1999 Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 194,622,212 shares of Common Stock and 9,063 shares of $3.15 Series "A" Cumulative Convertible Preferred Stock ("Preferred Stock"). The holders of record of the shares of First Security's Common Stock and of shares of First Security's Preferred Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

         As of August 28, 1989, First Security adopted a Shareholder Rights Agreement ("the Plan") and the Board of Directors of First Security on that date
(a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. Technical amendments were made to the Plan twice between 1989 and October 28, 1998. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by First Security in accordance with the terms of the Plan.

         On October 26, 1998, First Security amended the price at which a registered holder would be entitled to purchase from First Security one one-thousandth of a share of First Security's Junior Series B Preferred Stock, without par value. The Exercise Price had formerly been set at $100 per right (before adjustment for First Security's 1991, 1992, 1996, 1997 and 1998 3-for-2 stock splits, or $13.17 after split adjustments), and has been amended to so as to be set at $85 per right (after adjustment for such stock splits).

         The Board also adopted a new plan with legal and technical innovations over the Plan (the "Successor Rights Plan") in its action on October 26, 1998. The Successor Rights Plan will take effect upon the expiration of the existing rights on August 28, 1999. There is no material difference between the Plan, as now amended, and the Successor Rights Plan that will be effective upon the expiration of the Plan. In connection with the Successor Rights Plan, the Board declared a dividend of one right (a "Successor Right") for each outstanding share of Common Stock payable on August 28, 1999, to the shareholders of record as of that date.

Proxies

            Shares of Preferred Stock and Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed Proxies will be voted in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the Director nominees; and, in the discretion of the designated Proxy holders, as to any other matters that may properly come before the Annual Meeting.

            Any Shareholder signing and delivering a Proxy has the power to revoke it at any time before the vote at the Annual Meeting (a) by notifying the Secretary of First Security in writing prior to 3 p.m. Mountain Time on April 26, 1999, (b) by signing and dating a later Proxy and submitting the new Proxy in time to be counted for the Annual Meeting, or (c) by attending the Annual Meeting and voting contrary to the submitted Proxy at the time votes are requested.

         A Shareholder may designate someone other than the designated person(s) named on the Proxy Card as his authorized agent to vote at the 1999 Annual Meeting by crossing out the names of all of the designated person(s) printed on the Proxy Card and by writing in the name of another person or persons (not more than two) to act as agent for the Shareholder in voting his shares. Such a special designation signed by the Shareholder(s) must be presented at the Annual Meeting by the person or persons designated on the Proxy Card.

         For Shareholders participating in the Dividend Reinvestment Plan offered by First Security, the Plan Administrator will vote all shares of First Security Common Stock that it holds for a participant's account in accordance with the Proxy Card returned by the participant with respect to the shares of Common Stock that the participant holds of record. If a participant in the Dividend Reinvestment Plan fails to sign and return a Proxy Card, the participant's shares held in the Plan will not be voted, nor will they be considered present at the 1999 Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement and related materials will be borne by First Security. The solicitation of Proxies by the Directors is being made by mail and may also be made by agents of First Security, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Non-employee agents may be retained to assist in the Proxy solicitation process at a cost to First Security, if any, not expected to exceed $70,000. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding Proxy Cards and this Proxy Statement to Shareholders.

         This Proxy Statement and the enclosed form of Proxy are being mailed to Shareholders beginning on March 22, 1999. Mailed together with this Proxy Statement is a copy of First Security's 1998 Annual Report to Shareholders. Shareholders who do not receive a copy of the 1998 Annual Report with this Proxy Statement, or who desire extra copies, should contact First Security at (801) 246-5048.

Votes Required For Action to be Taken at the 1999 Annual Meeting

         A majority of the share votes entitled to be cast at the Annual Meeting (legal ownership of outstanding shares as of the Record Date) must be present in person or by Proxy for a quorum to exist at the Annual Meeting. Abstentions and broker non-votes are counted "present" for determining the presence or absence of a quorum for the transaction of business.

         In the election of Directors, the twenty nominees receiving the highest number of votes cast in their favor will be elected as the Board of Directors of First Security to serve until the 2000 Annual Shareholders' Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. In voting on the increase in the common shares reserved for the Comprehensive Management Incentive Plan, a majority of the shareholders present at the meeting must vote in favor of the plan. Abstentions and broker non-votes will have the effect of a "no" vote.

         Holders of shares of Preferred Stock and Common Stock are entitled to one vote at the Annual Meeting for each share held of record at the Record Date.

LAST YEAR'S (April 27, 1998) ANNUAL MEETING

         The 1998 Annual Meeting of the Shareholders was held on April 27, 1998, in Salt Lake City, Utah. There were 138,464,369 shares of Common Stock and 5,437 shares of Preferred Stock represented at the 1998 Annual Meeting in person or by proxy, which shares constituted a legal quorum. Each of the nominees to the Board of Directors presented to the 1998 Annual Meeting was voted upon separately, and each was elected by the affirmative vote of more than 98% of the shares present and voting. The second proposal for shareholder action set out in last year's Proxy Statement was also approved by the vote of more than 87% of the shares present and voting at the 1998 Annual Meeting.

INDEPENDENT AUDITORS

         The Board of Directors has appointed Deloitte & Touche as the independent auditors to examine the accounts of First Security and its subsidiaries for the 1999 calendar year. This firm or a predecessor firm has audited First Security's accounts since at least 1940 and is one of the largest and best-known firms of independent certified public accountants. Deloitte & Touche rotates its personnel assigned to First Security Corporation at least once every seven years, with assignments beyond three years of supervising partners responsible for the First Security Corporation engagement reviewed and approved in advance by the Audit Committee. A partner in Deloitte & Touche will be in attendance at the 1999 Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from Shareholders.

MANAGEMENT OF FIRST SECURITY

Board of Directors

         The business of First Security is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies, for the overall performance of First Security and for the election and compensation of officers of First Security. It is not, however, involved in managing First Security and its operating units on a day-to-day basis. The Board is kept advised of First Security's operations and results through regular written reports from, and discussions with, the Chairman, the President, the Chief Financial Officer and other executive officers of First Security.

         The Board of Directors meets regularly during the year to review significant developments affecting First Security and to act on matters requiring Board approval. It also holds special meetings when one or more important matters requires Board action between scheduled meetings. Executive officers responsible for significant operations or supervisory activities are frequently invited to meet with the Board of Directors to discuss their areas of responsibility.

         As disclosed to First Security, at year end the current Directors of First Security beneficially owned as a group 18,094,123 shares, or approximately 9.3% of First Security's outstanding Common Stock at the Record Date, including 2,540,905 option shares exercisable within 60 days but which were unexercised, and including 757 shares beneficially owned by Dr. Chase N. Peterson, First Security's only Honorary Director.

         During 1998, the Board of Directors held seven meetings and one conducted by unanimous consent. All Directors attended the meeting conducted by unanimous consent, and all of the seven Board meetings except Messrs. Garff, Joklik, Machen, Maloof and Wilson, who attended six meetings, and Ms. Huntsman, who attended five meetings.

         The Executive Committee of the Board of Directors exercises the powers of the Board in the management of the business and affairs of First Security between Board of Directors meetings or when the Board could not reasonably or timely be convened. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met twelve times during 1998. Messrs. Beardall, Brady, Eccles, Evans, and Heiner attended all of the meetings; Mr. Dee attended eleven meetings; and Mr. Parker attended ten meetings.

         The Audit Committee of the Board, which met four times during 1998, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of First Security. All members of the Audit Committee attended all of the scheduled meetings, except Dr. Papen-Daniel, who attended three meetings.

         The Compensation Committee administers the various incentive award and equity plans of First Security on behalf of the Board of Directors. The Compensation Committee also determines compensation for the Executive Officers of First Security who serve on the Management Committee (Messrs. Caughlin, Eccles, Evans, Golden, Hardy, Howell, McMurray, Nelson and Ulbrich). The Compensation Committee met on January 26, 1998, and all members of the Committee attended the meeting.

         The Nominating Committee selects and nominates candidates to fill vacancies on the Board of Directors and proposes these nominees to the Board of Directors and Shareholders. This Committee is willing to consider nominees for future election to the Board of Directors, and Shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of First Security. The Nominating Committee meets as needed. The membership in the Nominating Committee is the same as for the Executive Committee. The Nominating Committee met on January 20, 1998, and all members of the Nominating Committee attended the meeting.

         Honorary Directors are provided information about First Security on the same basis as regular Directors, and are invited to meetings of the Board of Directors, although Honorary Directors do not vote on any matter before the Board. Currently Dr. Chase N. Peterson is serving as the only Honorary Director of First Security. He beneficially owned 757 shares of First Security's Common Stock at year-end 1998.

Executive Officers

         Set forth on Table 1 are the names, ages, primary areas of responsibility, and economic and beneficial stock ownership (as of December 31,
1998) of First Security's Executive Officers except Messrs. Eccles (Chairman and Chief Executive Officer) and Evans (President and Chief Operating Officer) whose biographical and share ownership information is found with the other Director nominees later in this Proxy Statement. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, certain Executive Officers have entered into agreements governing the termination of their employment with First Security.

                                     Table 1
                Executive Officers of First Security Corporation

Jay S. Bachman, 49, is Senior Vice President for First Security and Manager of Corporate Development. At year-end 1998, Mr. Bachman was the beneficial owner of 42,293 shares of Common Stock, including 32,462 option shares exercisable within 60 days, but not yet exercised, 4,314 shares held in his account in First Security's Incentive Savings Plan, and 517 stock equivalency units1 held in his deferred compensation account.

Michael P. Caughlin, 46, is Executive Vice President-Technology and Processing Services of First Security, a member of First Security's Management Committee and is a Director of First Security Bank, N.A. At year-end 1998, Mr. Caughlin beneficially owned 93,768 shares of Common Stock, including 57,600 option shares exercisable within 60 days, but not yet exercised, 7,408 shares held in his account in First Security's Incentive Savings Plan, and 2,058 stock equivalency units1 in his deferred compensation account. This number of shares is approximately 0.05% of the total outstanding shares of Common Stock at the Record Date.

David R. Golden, 42, is Executive Vice President-Risk Management of First Security, a member of First Security's Management Committee, and a Director of First Security Bank, N.A. At year-end 1998, Mr. Golden beneficially owned 8,554 shares of Common Stock, including 4,836 option shares exercisable within 60 days, but not yet exercised, and 3,718 shares held in his account in First Security's Incentive Savings Plan.

Brad D. Hardy, 45, is Executive Vice President-Corporate Services, General Counsel, Chief Financial Officer, Secretary of First Security, a member of First Security's Management Committee and a Director of First Security Bank, N.A. At year-end 1998, Mr. Hardy beneficially owned 98,506 shares of Common Stock, including 94,590 option shares exercisable within 60 days, but not yet exercised, 377 shares held in his account in First Security's Incentive Savings Plan, and 1,864 stock equivalency units1 held in his deferred compensation account. This number of shares is approximately 0.05% of the total outstanding shares of Common Stock at the Record Date.

Mark D. Howell, 46, is Executive Vice President-Business Lending Services of First Security, a member of First Security's Management Committee and a Director of First Security Bank, N.A. At year-end 1998, Mr. Howell beneficially owned 172,885 shares of Common Stock, including 163,095 option shares exercisable within 60 days, but not yet exercised, 5,107 shares held in his account in First Security's Incentive Savings Plan, and 1,438 stock equivalency units1 held in his deferred compensation account. These share numbers do not include 28,754 shares of First Security's Common Stock held by a revocable trust as to which Mr. Howell is a named beneficiary upon the death of the currently living trustor, and as to which Mr. Howell disclaims any beneficial interest. This number of shares is approximately 0.08% of the total outstanding shares of Common Stock at the Record Date.

Kelly K. Matthews, 54, is Executive Vice President and Chief Economist of First Security. At year-end 1998, Mr. Matthews was the beneficial owner of 90,482 shares of Common Stock, including 37,921 option shares exercisable within 60 days, but not yet exercised, and 13,753 shares held in his account in First Security's Incentive Savings Plan.

J. Patrick McMurray, 50, is Executive Vice President-Community Banking Services of First Security, and also serves as Director and President of First Security Bank, N.A., as Chairman of First Security Bank of Nevada, and as a member of First Security's Management Committee. At year-end 1998, he was the beneficial owner of 408,549 shares of Common Stock, including 351,880 option shares exercisable within 60 days, but not yet exercised, and 25,006 shares held in his account in First Security's Incentive Savings Plan. This number of shares is approximately 0.21% of the total outstanding shares of Common Stock at the Record Date.

L. Scott Nelson, 60, is Executive Vice President-Retail Lending Services of First Security, and also serves as Director and Chairman of First Security Bank, N.A. and of First Security Bank of New Mexico, N.A., and as a member of First Security's Management Committee. At year-end 1998, he was the beneficial owner of 594,853 shares of Common Stock including certain shares held by Mr. Nelson's spouse in her name, and including 559,727 option shares exercisable within 60 days, but not yet exercised, 11,850 shares held in his account in First Security's Incentive Savings Plan, and 897 stock equivalency units1 held in his deferred compensation account. This number of shares is approximately 0.31% of the total outstanding shares of Common Stock at the Record Date.

Leslie F. Paskett, 54, is Senior Vice President and Comptroller. At year-end 1998, he was the beneficial owner of 77,692 shares of Common Stock, including 64,421 option shares exercisable within 60 days, but not yet exercised, 8,265 shares held in his account in First Security's Incentive Savings Plan, and 315 stock equivalency units1 held in his deferred compensation account.

Dennis G. Reeves, 59, is Senior Vice President and Chief Auditor of First Security. At year-end 1998, Mr. Reeves was the beneficial owner of 27,200 shares of Common Stock, including 23,448 option shares exercisable within 60 days, but not yet exercised, 1,404 shares held in his account in First Security's Incentive Savings Plan, and 348 stock equivalency units1 held in his deferred compensation account.

Scott C. Ulbrich, 44, is Executive Vice President-Capital Markets, Treasury and Investment Management, and a member of First Security's Management Committee. At year-end 1998, he was the beneficial owner of 229,480 shares of Common Stock, including 214,291 option shares exercisable within 60 days, but not yet exercised, and 2,260 shares held in his account in First Security's Incentive Savings Plan. This number of shares represents 0.12% of the total outstanding shares of Common Stock at the Record Date.

Alonzo W. Watson, Jr., 76, is Assistant Secretary of First Security, and is a shareholder and Director of Ray, Quinney & Nebeker (law firm). At year-end 1998, he was the beneficial owner of 4,988 shares of Common Stock, which does not include 709,267 shares as to which Mr. Watson holds voting and investment power as Personal Representative of the Estate of Mrs. George S. Eccles; does not include 3,523,807 shares held by the George S. and Dolores Dore Eccles Foundation, of which Mr. Watson is a director; does not include 205,030 shares held by the Marriner S. Eccles Charitable Trust, of which Mr. Watson is an Advisory Director; and does not include 499,500 shares of First Security's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Watson serves as a Director and disclaims beneficial ownership; but does include certain shares held by Mr. Watson's spouse in her own name.

David R. Wilson, 59, is President and Chief Executive Officer of First Security Capital Markets, Inc. and Executive Vice President for First Security. At year-end 1998, he was the beneficial owner of 106,908 shares of Common Stock including 89,435 option shares exercisable within 60 days, but not yet exercised, 8,499 shares held in his account in First Security's Incentive Savings Plan, and 2,088 stock equivalency units1 held in his deferred compensation account.

Chester A. Wood, Jr., 50, is Senior Vice President of First Security and Senior Managing Director of Treasury Management. At year-end 1998, Mr. Wood was the beneficial owner of 42,342 shares of Common Stock, including 37,845 option shares exercisable within 60 days, but not yet exercised, 1,537 shares held in his account in First Security's Incentive Savings Plan, and 2,960 stock equivalency units1 held in his deferred compensation account.

         Based on their disclosed share holdings at December 31, 1998, all of First Security's Executive Officers as a group (16 persons, including Messrs. Eccles and Evans, whose stock holdings are described in the Election of Directors section, below), beneficially owned a total of 9,450,256 shares, or approximately 4.86%, of First Security's Common Stock (including 4,171,331 shares subject to unexercised options exercisable within 60 days), 178,763 shares held in accounts in First Security's Incentive Savings Plan, 12,485 stock equivalency units held in their deferred compensation account, and 63 shares, or approximately 0.70% of First Security's Preferred Stock.

         (1) Stock equivalency units will always be settled in cash and do not represent voting securities.

COMPENSATION OF MANAGEMENT

Director Compensation

         Cash Compensation. During 1998, a cash retainer of $12,000 was paid to each Director, as well as a $1,000 fee for attendance at each meeting of the Board of Directors (or a fee of $300 for each scheduled meeting not attended). Director compensation is paid in four quarterly installments in arrears to those Directors who do not defer their compensation, as described below, but the full amount of the retainer is paid in advance at the start of the year for those

Directors who defer their compensation as described below. Messrs. Eccles and Evans do not receive the annual retainer, but they are paid the per meeting fees. The Bylaws permit payment of Directors' expenses incurred in travelling to and attending Board of Directors meetings.

         Directors of First Security who are not Executive Officers may enter into a compensation deferral agreement with First Security whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director may be deferred and held in an account for the benefit of the Director. The Director may choose whether this deferred compensation will be invested in stock equivalency units or earn interest at a predetermined rate. A Director selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation in the Director's account on the Annual Evaluation Date (usually May 1) by the market price of First Security's common stock on that date. Moreover, additions are made to the Director's account to represent the value of dividends that otherwise would be paid on the stock equivalent units if they were actual shares of Common Stock. A Director electing to earn interest only will have interest added annually on the Valuation Date at a rate equal to First Security's cost of funds for the applicable period. Directors may choose a lump sum cash distribution upon retirement from the Board of Directors or a periodic distribution program which could involve up to ten annual cash payment installments. Amounts remaining in a Director's deferral account during any term of periodic distributions will continue to be revalued annually.

         Additional per meeting fees of $1,000 were paid in 1998 to Directors who were members of the Audit Committee and the Compensation Committee, with the Chairmen of these committees being paid an annual retainer of $2,000 in addition to the per meeting fees. Directors who were members of the Executive Committee and who are not Executive Officers of First Security were paid an additional fee of $15,000 annually. Committee members who do not attend a meeting will get no compensation for the missed committee meeting. These additional fees for Directors' committee service may be deferred in the same manner (discussed above) as are regular Directors' fees.

         Honorary Directors are paid $1,000 per Board of Directors' Meeting that they attend and $300 per Directors' Meeting not attended.

         Director Stock Options. Each Non-Employee Director elected at the 1998 Annual Shareholders Meeting was granted, as of May 1, 1998, an Option to purchase 3,000 shares of First Security's Common Stock. Thereafter, on May 1 immediately following the date as of which a new Non-Employee Director is first elected to the Board of Directors, such new Non-Employee Director will be granted an Option to purchase a number of shares of Company Common Stock which corresponds to the remaining vesting period for any pre-existing as yet unvested Director Options. If a Non-Employee Director remains a Director through the three-year vesting period of an Option, that Director automatically will be granted another Option to purchase an additional 3,000 shares of Company Common Stock vesting over another three-year period.

         Each Option vests 33 1/3% (normally 1,000 shares) per year over a normal vesting term of three years from the date of grant. Persons who are first elected as a Non-Employee Director after the beginning of a three-year vesting period for Options granted to pre-existing Non-Employee Directors will receive an Option for fewer shares and with a shortened vesting schedule to coincide with the operation of the then pending three-year vesting period applicable to the pre-existing Non-Employee Directors' Options.

         The term of each Option is ten years from the date the Option is granted, subject to earlier termination under specified circumstances. Options become immediately exercisable in full for their full term upon (i) the death or disability of the Director, or (ii) the liquidation, dissolution, merger, consolidation or reorganization of First Security. Upon a Director's retirement from the Board of Directors or an unsuccessful attempt by a Director to win re-election to the Board, the Director's Options will be honored strictly according to their terms.

         Once vested, lifetime transfers of options are allowed, subject to approval of legal counsel to First Security.

         The exercise price per share of an Option will be equal to the fair market value per share of Common Stock on the Grant Date. The fair market value per share of Common Stock on any date is equal to the Last Sale price per share of First Security's common stock as reported on the Nasdaq National Market System on the date immediately preceding such date or, in the event such immediately preceding date is not a day on which the Nasdaq National Market System is operating, the next previous date on which the Nasdaq National Market System was operating.

Summary of Compensation to Certain Executive Officers

         Set out in Table 2 is a Summary Compensation Table showing the various elements of compensation earned during 1998 and during the previous two years by First Security's Chief Executive Officer and the next five highest paid Executive Officers (whose compensation for each year was determined for this purpose on the same basis as for the Chief Executive Officer):



                                                      Table 2
                                            Summary Compensation Table

=========================================================================== ====================================================

                           Annual Compensation                                            Long-Term Compensation
                                                                                                  Awards
=========================================================================== ====================================================
            Name and                    Year         Salary1     Bonus2        Restricted       Options/         All Other
       Principal Position                                ($)       ($)            Stock           SARs3        Compensation4
                                                                                Award(s)           (#)              ($)
                                                                                   ($)
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
Spencer F. Eccles,                      1998         594,504       343,901         -0-           150,528          17,338
Chairman and Chief Executive Officer    1997         550,015       218,858         -0-           106,704          18.088
                                        1996         539,215       165,105         -0-           152,496          12,057
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
                                        1998         452,520       204,054         -0-            69,984          27,411
Morgan J. Evans,                        1997         435,301       133,563         -0-            84,240          22,760
President and Chief Operating           1996         409,451       102,259         -0-           107,856          19,890
Officer
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
L. Scott Nelson,                        1998         324,844       149,524         -0-            38,784          18,049
Executive Vice President-Retail         1997         320,206        98,751         -0-            61,632          17,436
Lending Services                        1996         308,456        96,582         -0-            58,896          15,318
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
J. Patrick McMurray,                    1998         284,379       130,108         -0-            28,800           6,554
Executive Vice President-Community      1997         278,917        85,944         -0-            61,632          12,293
Bank Services                           1996         266,117        79,816         -0-            42,336          20,251
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
Brad D. Hardy,
Executive Vice President-               1998         232,418       112,778         -0-            25,056           9,998
Corporate Services, Chief Financial     1997         219,450        74,379         -0-            61,632           9,581
Officer, General Counsel and            1996         204,250        77,554         -0-            31,680           7,501
Secretary
------------------------------------- --------- ------------- ------------- ------------------ ------------ --------------------
Scott C. Ulbrich,                       1998         232,418       112,778         -0-            25,056           9,998
Executive Vice President-               1997         219,450        74,679         -0-            61,632           9,427
Capital Markets, Treasury and           1996         204,260        72,103         -0-            31,680           9,642
Investment Management
=========================================================================== ====================================================

1 Includes Director's Fees paid by First Security or its affiliates, if applicable.

2 Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Stock bonuses are valued at the market value on the date of receipt.

3   First Security has never issued SARs to Executive Officers.

4 Amounts shown include premiums paid on insurance policies, contributions by First Security to the account of each of the named Executive Officers in the First Security Incentive Savings Plan, a 401(k) plan open to all full-time employees of First Security, and contributions made by First Security to the deferred compensation accounts of these Executive Officers under a program open to all Executive Officers of First Security.

Company Contributions to Employee Savings Plan and Salary Deferral Agreements

         Executive Officers, together with all full-time employees of First Security, are permitted to participate in the Incentive Savings Plan, whereby a portion of an employee's compensation may be contributed on a pre-tax basis to an investment account in the employee's name, and that account can be invested at the direction of the employee into one of several investment funds, including a First Security Stock Fund composed of First Security's Common Stock and other Company securities. First Security contributes an amount equal to 50% of the participating employee's contribution to the plan, up to a maximum of 3% of compensation. The employer contribution is separately invested for the employee's benefit in an Employee Stock Ownership Plan (ESOP) which is a part of the Incentive Savings Plan.

         Executive Officers also may enter into a compensation deferral agreement with First Security, separate and apart from the Incentive Savings Plan described above, whereby compensation otherwise receivable for service as an Executive Officer may be deferred and held in an account for the benefit of the Executive Officer. First Security will match 50% of the Executive Officer's annual deferred amount up to a maximum of 3% of total compensation, and will add this amount to the Executive Officer's deferral account (less any employer contribution to the Executive Officer's Incentive Savings Plan). The Executive Officer may choose whether this deferred compensation will be invested in stock equivalency units or earn interest at a predetermined rate. An Executive Officer selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation on the Quarterly Evaluation Date (last day of each quarter) by the market price of First Security's Common Stock on that date. Moreover, additions are made to the Executive Officer's account to represent the value of dividends that otherwise would be paid on the stock equivalency units if they were actual shares of stock. An Executive Officer electing to earn interest will have interest added quarterly on the Valuation Date (last day of each quarter) at a rate equal to the yield on ten-year treasury securities plus 1%. Treasury yields will be measured as the average monthly yield each December, March, June and September, as published by the Federal Reserve. Such rate shall be effective for the quarter commencing three months later. Executive Officers using this deferred compensation option may choose a lump sum distribution upon death, disability or retirement, or in quarterly or annual installments over a period of up to twenty years. Amounts remaining in a deferral account during any term of periodic distributions will continue to be revalued quarterly. No switching between the stock equivalency units and the interest rate option will be permitted. All payouts to employees will be in cash. At December 31, 1998, the named Executive Officers had the following balances in their deferred income accounts: Mr. Eccles, $0; Mr. Evans, $810,958; Mr. Nelson, $165,242; Mr. McMurray, $85,795; Mr. Hardy, $163,161, and Mr. Ulbrich, $120,032.

Stock Options and Similar Awards To Management

         The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in Table 2 during 1998 (Table 3) and exercises of stock options and similar awards by these listed Executive Officers during 1998 (Table 4):

                                                         Table 3
                               Options Granted to Certain Executive Officers During 1998

================================================================================================================================
                                                   % of
                                                   Total                                                    Black-
                                               Options/SARs                                                 Scholes
                              Options/SARs      Granted to       Exercise                                Method Grant
                                Granted1       All Employees    Base Price2      Expiration               Date Value3
            Name                  (#)         In Fiscal Year      ($/Sh)            Date                      ($)
--------------------------------------------------------------------------------------------------------------------------------
Spencer F. Eccles               150,528            11.2            22.58          01/26/08                1,282,100
--------------------------------------------------------------------------------------------------------------------------------
Morgan J. Evans                  69,984             5.2            22.58          01/26/08                  596,078
--------------------------------------------------------------------------------------------------------------------------------
L. Scott Nelson                  38,784             2.9            22.58          01/26/08                  330,337
--------------------------------------------------------------------------------------------------------------------------------
J. Patrick McMurray              28,880             2.1            22.58          01/26/08                  245,300
--------------------------------------------------------------------------------------------------------------------------------
Brad D. Hardy                    25,056             1.9            22.58          01/26/08                  213,411
--------------------------------------------------------------------------------------------------------------------------------
Scott C. Ulbrich                 25,056             1.9            22.58          01/26/08                  213,411
================================================================================================================================

1 First Security has never issued SARs to Executive Officers. Options granted in 1998 vest in four equal increments on January 15 of 1999, 2000, 2001, and 2002.

2 The 1998 Options were awarded by the Compensation Committee on January 26, 1998. The exercise price is the "last sale" price quotation for First Security's Common Stock on the last business day prior to the date of grant.

3 The Black-Scholes model assumes (a) stock volatility of 0.3714; (b) a risk-free interest rate of 5.51%; (c) a dividend yield of 3.18%; (d) a full 10-year term; and (e) no discount for the risk of forfeiture or restrictions on transferability.


                                                         Table 4
                              Options Exercised by Certain Executive Officers During 1998
                                              and Year-End Options Values

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Value of Unexercised
                                                                       Unexercised                        In-the-Money Share
                                                                      stock options                    options as of 12/31/981
-----------------------------------------------------------------------------------------------------------------------------------
                               Shares
                             Acquired on           Value
          Name                Exercise           Realized1      Exercisable      Unexercisable       Exercisable      Unexercisable
                                (#)                 ($)             (#)               (#)                ($)                ($)
-----------------------------------------------------------------------------------------------------------------------------------
 Spencer F. Eccles             251,733           4,352,454      1,648,698           352,326          28,116,878          2,152,749
-----------------------------------------------------------------------------------------------------------------------------------
 Morgan J. Evans                95,808           1,935,304        553,850           210,852           8,513,904          1,447,868
-----------------------------------------------------------------------------------------------------------------------------------
 L. Scott Nelson                95,864           1,933,284        500,673           133,680           8,150,436            981,627
 -----------------------------------------------------------------------------------------------------------------------------------
 J. Patrick McMurray            22,680             416,547        301,949           112,932           4,585,193            856,340
-----------------------------------------------------------------------------------------------------------------------------------
 Brad D. Hardy                       0                   0         64,998            87,120             774,733            545,127
-----------------------------------------------------------------------------------------------------------------------------------
 Scott C. Ulbrich               14,428             293,639        175,141            96,678           2,607,381            690,687
-----------------------------------------------------------------------------------------------------------------------------------

1 Net value is realized from the difference between the exercise price of First Security option shares and the sale price or fair market value.

         Stock options are awarded to key employees, including the named Executive Officers, upon recommendation of the Compensation Committee under the First Security Comprehensive Management Incentive Plan ("CMIP"). Under this plan, First Security may grant key employees bonus shares of Common Stock, stock options, stock appreciation rights, and other equity-based incentive awards. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of First Security's Common Stock. The grant of options and bonus shares is also a key element of First Security's compensation policy for its senior managers. (See "Report of the Compensation Committee.")

         Under the CMIP, shares of "Restricted Stock" may be granted to employees of First Security and its subsidiaries, including the six Executive Officers named in Table 2. Shares of Restricted Stock have been awarded to Executive Officers of First Security in the past under the CMIP and its predecessor plans, but no Restricted Stock awards were made in 1998.

Retirement Benefits

         First Security provides a Retirement Plan to its employees, including to Executive Officers, that is funded by First Security. First Security also maintains an ERISA Excess Plan which provides for payment to highly paid executive officers and their beneficiaries of that portion of otherwise payable benefits under the terms of the Retirement Plan that cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code. Executive Officers also have benefits available under a Supplemental Executive Retirement Plan that provides for the payment of a competitive level of retirement income to certain key managers in order to attract, retain and motivate qualified executive officers.

         Table 5 illustrates the estimated annual retirement benefits payable to the Executive Officers listed in Table 2 under all applicable retirement plans based on various assumptions of final compensation levels and service years upon which retirement benefits are based:

                             (See Table Next Page)


                                                        Table 5
                                                   Pension Plan Table

  ======================================== ================== =================== ==============================================
          Final Average Earnings              15 Years of        20 Years of               24 or More Years of Service
                                                Service            Service
  ======================================== ================== =================== ==============================================
                 $ 150,000                     $ 56,250           $ 75,000                          $ 90,000
                  200,000                        75,000            100,000                           120,000
                  225,000                        84,375            112,500                           135,000
                  250,000                        93,750            125,000                           150,000
                  300,000                       112,500            150,000                           180,000
                  400,000                       150,000            200,000                           240,000
                  450,000                       168,750            225,000                           270,000
                  500,000                       187,500            250,000                           300,000
                  600,000                       225,000            300,000                           360,000
                  750,000                       281,250            375,000                           450,000
  ======================================== ================== =================== ==============================================

         The estimated retirement benefits shown in Table 5 are subject to reduction for Social Security payments received by the retiree and income from accumulated employer contributions to the Incentive Savings Plan. These benefits are computed on a joint survivor annuity basis.

         Compensation to Executive Officers for 1998 included in the earnings base for the purpose of calculating total retirement benefits as shown in Table 5 is equal to the three-year final average salary including bonus. If they remain employed until they reach the age of 65, the years of credited service for the five named Executive Officers in Table 2 will be as follows: 38 years for Mr. Eccles, 39 years for Mr. Evans, 34 years for Mr. Nelson, 42 years for Mr. McMurray, 23 years for Mr. Hardy, and 35 years for Mr. Ulbrich.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors currently consists of four non-employee Directors. The Committee meets one or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of First Security who are members of First Security's Management Committee, including the six named officers in Table 2. The Committee met on January 19, 1999 to discuss and adopt resolutions affecting base salary and both short-term and long-term incentive compensation for these Executive Officers.

To the Shareholders of First Security Corporation:

         The Compensation Committee annually reviews the elements of compensation for the Executive Officers of First Security who are members of First Security's Management Committee, and sets the level of compensation for these Executive Officers. The Committee is provided with detailed information and proposals from independent compensation consultants as well as from internal compensation specialists. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of First Security's executives, including the Executive Officers subject to the Committee's review.

         Chief among these principles is that First Security will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Security's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes that this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of First Security.

         BASE SALARY. Executive Officer base salaries at First Security are managed using a structured approach. Each year, First Security participates in formal third-party compensation surveys that provide compensation statistics from over 100 financial institutions, both independent and affiliated, nationwide. Salary data from these surveys are carefully matched by position and adjusted for institutional size, or other appropriate scope measurement, to provide a reliable measure of median executive officer salaries for comparable positions at comparable financial institutions. These market median salaries are used to establish salary ranges within which First Security's Executive Officers' base salaries may be periodically increased based on considerations of performance, experience, and internal equity. (Participants in the two market surveys relied upon most heavily by First Security typically include all, or nearly all, of the companies represented in the KBW index that is used in the cumulative stock performance comparison shown in Table 7.)

         The base salary for each Executive Officer is allowed to vary only within a 23% range determined by the appropriate market median salary for his/her position. One of First Security's key salary administration policies is that the market median represents the maximum base salary that any Executive Officer can be paid. The Committee believes it is necessary to maintain salaries within the designated ranges through periods of both strong and weak corporate performance if First Security is to attract and retain top quality executives. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through the short-term and long-term incentives.

         Chief Executive Officer Salary Action. In the January 19, 1999 meeting, the Committee approved a resolution recommended by Mr. Eccles that included no increase in Mr. Eccles' base salary. Mr. Eccles explained to the Committee that Mr. Evans has assumed responsibilities that are broader than is typical for a Chief Operating Officer and felt that additional compensation, if any, should be directed to Mr. Evans. The Committee noted that an increase for Mr. Eccles could certainly be justified since his salary is well below the appropriate market median as determined by internal compensation specialists, and since the general financial performance of First Security is good. Nonetheless, in consideration of the expanded role and scope of Mr. Evans' position, no increase to base pay was made at this time for Mr. Eccles.

         Other Named Executive Officers. The other five Executive Officers named in Table 2 received increases averaging 7.2%, effective April 1, 1999. These increases were based on an examination of incumbents' current salaries relative to their salary range midpoints and our judgment of these Executive Officers' contributions and worth to First Security. These increases include consideration for new responsibilities associated with organizational growth and restructuring.

         SHORT-TERM INCENTIVES. All the named Executive Officers participate in the Management Annual Cash Incentive Bonus Plan (MACIBP), which pays the named Executive Officers for the achievement of pre-set corporate goals. In 1998, these corporate objectives comprised growth in First Security's net income and performance relative to a peer group for First Security's return on average assets (ROAA) and percent increase in earnings per share (EPS).

         After review and discussion on the merits of the plan, the Committee has approved the continuation of the MACIBP in 1999, with the following changes:

         Growth in earnings per share (EPS) and return on average assets (ROAA) will each be weighted 25%, and net income will be weighted 50%. In 1998, these three components were all weighted equally. In reviewing First Security and peer group results from throughout the year, it became apparent that the peer group-based relative goals (i.e., EPS and ROAA) were subject to considerable variation. For example, in the fourth quarter of 1998, a large number of companies in the peer group reported significant non-recurring charges, generally associated with merger and restructuring costs. This led to year-end First Security bonus payments that were much higher than third quarter projections. In general, it is believed that placing greater weight on the net income component will better meet the objectives of the plan and the interests of First Security while still incorporating peer group results.

         The peer group used last year will continue to be used for the relative measurements, EPS and ROAA. The Committee still believes that a good measurement of relative performance will be attained by including a large number of banking companies in the peer group. Consequently, the companies in the KBW index, which are already utilized in the cumulative stock performance comparison (Table 7) and which collectively provide much of the market data used for compensation comparisons, will continue to be used as the peer group for the MACIBP relative performance measurements. Threshold and Target performance goals for 1999 have been established as the 35th and 50th percentiles, respectively, of the peer group result.

         As in recent years, Target performance for net income will represent full achievement of the annual business plan; Threshold performance is set at 90% of target. No bonus will be paid in any category for performance which is below threshold.

         Chief Executive Officer Bonus. Mr. Eccles is eligible to receive a bonus of up to 92% of his salary range midpoint for outstanding performance under the MACIBP. Mr. Eccles' bonus is based entirely on First Security's results in the 1998 corporate performance categories outlined above. In 1998, First Security's performance for both net income and EPS fell between the target and maximum objectives established by this Committee, while the result for ROAA was above the threshold objective but less than the target.

         Accordingly, Mr. Eccles earned a 1998 bonus equal to 56.5% of his maximum bonus opportunity, the bonus amount being entirely determined by the relationship of the performance results to the performance targets as stipulated by the terms of the MACIBP.

         Other Named Executive Officers. The other named Executive Officers were eligible in 1998 to earn bonuses of up to 80% of their salary range midpoints for outstanding performance under MACIBP, with the bonus amounts being entirely determined by First Security's results in the 1998 corporate performance categories outlined above. These five named Executive Officers earned bonuses equal to 56.5% of their maximum bonus opportunities.

         LONG-TERM INCENTIVES. On January 19, 1999 the Committee awarded Non-Statutory Stock Options (NSOs) as the only long-term incentive award for Executive Officers. First Security has made these awards to a group comprising all Executive Officers and up to 85 other key executives every year since 1987, with the exception of 1995. The Committee determines the number of NSOs to be granted to this group under the terms of the Comprehensive Management Incentive Plan (CMIP). The size of these awards is determined by: 1) using information obtained from compensation surveys of comparable financial institutions to assign relative award levels between the different grades, or groups; 2) obtaining an approximate value for each option share awarded using the Black-Scholes model; and 3) adjusting the total number of options awarded until the total direct compensation (salary, bonus, and options) of this entire group approaches the 60th percentile of the appropriate market comparison group.

         Broad-based Awards. In 1998, the Committee granted small NSO awards, consisting of 768 option shares (as adjusted for stock dividends) to an additional group of key employees as identified by Management. In 1997, there were about 300 recipients; in 1998, this group comprised about 690 additional employees; for 1999, these awards have been extended to approximately 840 employees who will each receive 768 shares. We remain convinced that it is in First Security's best interest to expand the influence of equity-based compensation to valued contributors in management, sales and staff positions. We fully expect returns in the form of team building, motivation, and retention to far outweigh the cost of these awards.

         Repricing of Options. First Security has never repriced options (other than as a result of stock splits). The Compensation Committee has no such intention at this time.

                                     /s/ Thomas D. Dee II, Chair
                                     /s/ Rodney H. Brady
                                     /s/ G. Frank Joklik
                                     /s/ James R. Wilson

Compensation Committee Interlocks and Insider Participation

         Members of First Security's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowing and other credit transactions with one or more of First Security's subsidiary banks during 1998. The terms of each of these transactions is believed by First Security to have been done in the ordinary course of the subsidiary bank's lending business, and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons. Specifically, Messrs. Dee and Joklik (or their affiliates) had credit extensions and/or credit commitments during 1998 of less than $100,000; Mr. Brady (or his affiliates) had credit extensions and/or credit commitments during 1998 of approximately $16,000,000; and Mr. J. Wilson (or his affiliates) had credit extensions and/or credit commitments during 1998 of approximately $18,000,000.

CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

Directors' and Officers' Liability Insurance

         First Security has purchased directors' and officers' liability insurance, including corporate reimbursement, on behalf of the directors and officers of First Security and its subsidiaries. The program that includes this coverage was effective August 1, 1998, and expires August 1, 2001. CNA is the lead underwriter for this insurance program. Management believes the premium expense for this policy to be worth the protection afforded to its directors and officers.

Credit Extensions

         Most of the Directors and Executive Officers of First Security, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of First Security's subsidiary banks. During 1998, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features to First Security. Specifically, Messrs. Evans, Golden, Hardy, Howell, McMurray, Reeves, Ulbrich,
D. Wilson and Dr. Papen-Daniel (or their affiliates) had credit extensions and/or credit commitments during 1998 in excess of $60,000 but less than $500,000; Messrs. Gardner, Kastler, Sorenson, and Watson (or their affiliates) had credit extensions and/or credit commitments during 1998 in excess of $500,000 but less than $10,000,000; Messrs. Brady, Harris, Heiner, J. Wilson, and Parker (or their affiliates) had credit extensions and/or credit commitments during 1998 in excess of $10,000,000 but less than $20,000,000; Mrs. Huntsman and Mr. Maloof (or their affiliates) had credit extensions and/or credit commitments during 1998 in excess of $20,000,000 but less than $50,000,000; Messrs. Beardall, Garff, and Steele (or their affiliates) had credit extensions and/or credit commitments during 1998 in excess of $50,000,000 but less than $100,000,000; and Mr. Eccles (or his affiliates) had credit extensions and/or credit commitments during 1998 in excess of $100,000,000 but less than $200,000,000. None of these outstanding loans or credit commitments are in default, and all are current in all respects as of the date of this Proxy Statement. First Security's subsidiary banks expect to continue to have such transactions on similar terms with Directors and Executive Officers and their affiliates in the future.

Compliance with Section 16 Reporting Obligations

         The Directors and Executive Officers of First Security are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, First Security's equity securities. This is a personal obligation of the Executive Officers and Directors. Based on information provided to First Security by its Directors and Executive Officers, it appears that all Directors and Executive Officers filed these reports in a timely manner during 1998, except Mr. Maloof who apparently failed to timely file a Form 4 Report for a call option transaction.

Employment Agreements

             Messrs. Caughlin, Eccles, Evans, Golden, Hardy, Howell, McMurray, Nelson and Ulbrich have entered into agreements with First Security providing for the terms of their compensation and providing that in the event of a "change of control" of First Security, or the Executive Officer's employer, if different, if the Executive Officer is terminated without cause; or if the Executive Officer's duties are significantly changed, he is entitled to special severance compensation. Payments received by these officers under these agreements will be offset by certain other payments to be received by these Executive Officers through other plans maintained by First Security. The complete text of these agreements is on file with the Securities and Exchange Commission.

             A Severance Pay Plan is available to Executive Officers who do not have an employment contract providing benefits for certain involuntary terminations of employment. In case of certain involuntary terminations of employment, the basic benefit payable under this Plan varies by years of eligible employment up to a maximum of eight weeks of then-current salary. In the event of a change of control of First Security (as defined in the Plan), the basic benefit payable under this Plan varies by years of eligible employment up to a maximum of 104 weeks of then-current salary. This Plan is unfunded, and benefits will be paid out of general corporate funds.

Other Transactions

             During 1998, First Security paid approximately $3.5 million in legal fees to Ray Quinney & Nebeker, a law firm of which Mr. Alonzo Watson, Assistant Secretary of First Security, is a shareholder and director.


PRINCIPAL SHAREHOLDERS

             The following table provides information with respect to any person known to First Security to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent or more of any class of First Security's voting securities as of the Record Date:

                                     Table 6
                    Principal Shareholders of First Security

================================================================================
                              Title of     Amount and Nature of        Percent
   Name and Address            Class       Beneficial Ownership        of Class
================================================================================
First Security Bank, N.A.
Trust Group                    Common     17,261,112 shares1 as        8.87%
79 S. Main Street              Stock      Trustee of separate
Salt Lake City, UT  84111                 trust accounts

================================================================================

1 Of the 17,261,112 shares that the Trust Group of First Security Bank of Utah, N.A. holds in various fiduciary capacities, it has voting power over 15,264,951 shares (7.84% of the total outstanding shares) and no power to vote the remaining 1,996,161 shares.
================================================================================

COMPARATIVE PERFORMANCE OF FIRST SECURITY'S COMMON STOCK

             Set out in Table 7 is a five-year comparison and graphic display of the relative performance of $100 invested on January 1, 1993, in First Security's Common Stock and the same amount invested on the same day in the Nasdaq Broad Market Index and in the KBW 50 Index, respectively:

                             (See Table Next Page)

                                     Table 7
                Comparison of Five-Year Cumulative Total Return1
         Among First Security Corporation, the Nasdaq Broad Market Index
                              And the KBW 50 Index2

 =========================== ====== ======= ======== ======== ======= =======
        INDEX                 1993    1994    1995     1996    1997    1998
 =========================== ====== ======= ======== ======== ======= =======
 First Security Corporation   100    91.64   159.08   221.06  416.93  356.84
 Nasdaq Broad Mkt. Index      100    94.90   151.99   215.00  314.32  340.34
 KBW 50 Index                 100    97.00   136.24   166.79  203.72  281.99


1   Total Return Assumes Quarterly Reinvestment of Dividends.

2 The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm specializing in the bank and thrift industry. This index is weighted according to market capitalization and is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. Dividends are assumed to be reinvested quarterly. First Security Corporation is included in the KBW 50.

                                [OBJECT OMITTED]



PROPOSALS FOR SHAREHOLDER ACTION

Item No. 1: Election of Directors

      The Nominating Committee of the Board has nominated the Directors standing for election. Nominations for election as a Director also will be accepted from any Shareholder at the 1998 Annual Meeting. While no formal procedure exists with respect to nominations for Director outside of the Annual Meeting other than through the function of the Nominating Committee, Shareholders are free to write to the Nominating Committee, c/o Brad D. Hardy, Secretary, First Security Corporation, 79 S. Main Street, Salt Lake City, Utah 84111, with any suggestions concerning nominations to the Board of Directors.

      The 20 persons named in Table 8 have been nominated as Directors by the Board's Nominating Committee for election at the 1999 Annual Meeting to serve until the next Annual Meeting or until their successors are elected and qualified. The Bylaws of First Security provide for a Board of Directors of 20 members, subject to amendment of such provision by the Directors.

      All duly signed and delivered proxies will be voted FOR the election of ALL of the nominees listed below in the absence of contrary direction. The Directors know of no reason why any nominee listed below may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1999 Annual Meeting through proxies will be voted FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.

      If all 20 nominees listed are elected at the 1999 Annual Meeting, the composition of the new Board will be 16 Directors whose principal occupation or employment is and has been outside of First Security Corporation, two Directors who are retired First Security Executive Officers and two Directors who are currently Executive Officers of First Security.

      All of the nominees were elected to their present term of office by a vote of the Shareholders at the 1998 Annual Meeting.

      Table 8 lists each of the 20 nominees of the Nominating Committee for election as a Director of First Security, his/her age, the year he/she first became a Director of First Security, his/her principal occupation, his/her business experience during the past five years, other material officerships or directorships in other companies held at this time, and beneficial stock ownership in First Security as of December 31, 1998. Directors serving on the Executive(*), Audit(+), Compensation(#), or Nominating (@) Committees of the Board of Directors are also so identified:

                                     Table 8
                              NOMINEES FOR DIRECTOR

*@+JAMES C. BEARDALL, 59, has been a Director of First Security since 1989 and is Chairman of the Board's Audit Committee. He is Chairman, President and Chief Executive Officer of Anderson Lumber Company. At year-end 1998, Mr. Beardall was the beneficial owner of 48,762 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised, and 35,600 stock equivalency units held5 in his deferred compensation account.

*@#RODNEY H. BRADY, 66, has been a Director of First Security since 1985. He is President and Chief Executive Officer of Deseret Management Corporation (private holding company for several businesses). Mr. Brady is also a Director of Bergen Brunswig Corporation (pharmaceuticals), Deseret Mutual Benefit Association (employee benefit insurance) and Management Training Corporation (operator of training centers). At year-end 1998, he beneficially owned 150,329 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised, and 45,538 stock equivalency units5 held in his deferred compensation account.

JAMES E. BRUCE, 78, has been a Director of First Security since 1983. He is a retired Chairman and Chief Executive Officer of Idaho Power Company. At year-end 1998, Mr. Bruce beneficially owned 63,139 of First Security's Common Stock, including 3,750 option shares exercisable within 60 days, but not yet exercised.

*@#THOMAS D. DEE II, 78, has been a Director of First Security since 1976, and is Chairman of the Board's Compensation Committee1. He is President of The Dee Company (investments). At year-end 1998, Mr. Dee beneficially owned 237,937shares of First Security's Common Stock.

*@SPENCER F. ECCLES, 64, has been a Director of First Security since 1967. He is Chairman and Chief Executive Officer of First Security and Chairman of the Executive Committee and of the Management Committee. Mr. Eccles serves as a Director of First Security Bank, N.A. Mr. Eccles also serves as a Director of ZCMI (department store chain), Anderson Lumber Company (lumber) and Union Pacific Corporation (railroad and operations). At year-end 1998, he was the beneficial owner of 6,735,087 shares of First Security's Common Stock2,3, including 1,796,651 option shares exercisable within 60 days, but not yet exercised, and 66.989 shares held in his account in First Security's Incentive Savings Plan, and 63 shares of First Security's Preferred Stock. This number of shares represents 3.46% of the total outstanding shares of Common Stock at the Record Date

*@MORGAN J. EVANS, 61, has been a director since 1991. He is President and Chief Operating Officer of First Security and is a member of First Security's Management Committee. Mr. Evans also serves as a Director of First Security Bank, N.A. At year-end 1998, Mr. Evans was the beneficial owner of 716,669 shares of First Security's Common Stock, including 643,129 option shares exercisable within 60 days, but not yet exercised, 18,276 shares held in his account in First Security's Incentive Savings Plan. This number of shares represents 0.37% of the total outstanding shares of Common Stock at the Record Date.

DR. DAVID P. GARDNER, 65, has been a Director of First Security since 19761. He is a former President of the University of California System, and is presently President of the William and Flora Hewlett Foundation and Chairman and Chief
Executive  Officer  of  the  George  S.  and  Delores  Dore'  Eccles  Foundation
(philanthropy). Dr. Gardner is also a Director of Fluor Corporation (construction) and of the United Funds (registered investment company). At year-end 1998, Dr. Gardner beneficially owned 16,1293 shares of First Security's Common Stock, which number includes 3,514 shares held in a trust established by his deceased spouse as to which Dr. Gardner acts as trustee, which number includes 10,125 option shares exercisable within 60 days, but not yet exercised, and 6,004 stock equivalency units5 held in his deferred compensation account.

ROBERT H. GARFF, 54, has been a Director of First Security since 1996. He is Chief Executive Officer of Garff Enterprises, Inc. (management of automobile dealerships and other enterprises). At year-end 1998, Mr. Garff beneficially owned 19,837 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised, and 7,435 stock equivalency units5 held in his deferred compensation account.

JAY DEE HARRIS, 81, has been a Director of First Security since 1975. He is the President and a Director of Harris Truck and Equipment, Inc. (construction equipment). At year-end 1998, Mr. Harris beneficially owned 17,450 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised, and 13,530 stock equivalency units5 held in his deferred compensation account.

*@+ROBERT T. HEINER, 74, has been a Director of First Security since 1981. He is a retired President and Chief Administrative Officer of First Security. Mr. Heiner is a Director of Management Training Corporation (operator of training centers). At year-end 1998, Mr. Heiner was the beneficial owner of 111,554 shares of First Security's Common Stock, including 4,000 option shares exercisable within 60 days, but not yet exercised, and 23,179 stock equivalency units5 held in his deferred compensation account.

KAREN H. HUNTSMAN, 61, has been a Director of First Security since 1992. She is a Director and Executive Officer of Huntsman Chemical Corporation (private diversified chemical company). At year-end 1998, Mrs. Huntsman beneficially owned 27,000 shares of First Security's Common Stock.

#G. FRANK  JOKLIK,  71, has been a Director of First  Security  since 1981.  Mr.
Joklik is President and Chief Executive Officer of MK Gold Company (gold exploration and development). He retired as President and Chief Executive Officer of Kennecott Corporation (mining) in 1994. Mr. Joklik is also a director of Cleveland Cliffs, Inc., a company engaged in mining and related businesses. At year-end 1998, Mr. Joklik beneficially owned 10,125 shares of First
Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised.

+B.Z. KASTLER, 78, has been a Director of First Security since 1979. Mr. Kastler is a retired Chairman, Chief Executive Officer and Director of Questar Corporation (integrated oil and gas company). He is a Director of Bonneville International Corporation (broadcasting). At year-end 1998, Mr. Kastler beneficially owned 16,179 shares of First Security's Common Stock.

DR. J. BERNARD MACHEN, 54, has been a Director of First Security since 1998. Dr. Machen was installed as the President of the University of Utah on January 1, 1998. Prior to this position, he was a tenured professor at the University of Michigan. At year-end 1998, Dr. Machen was the beneficial owner of no shares of First Security's Common Stock.

JOSEPH G. MALOOF, 43, has been a Director of First Security since 1996. Mr. Maloof is President and Chief Executive Officer of the Maloof Companies of Albuquerque, New Mexico (diversified investments-entertainment). At year-end 1998, Mr. Maloof beneficially owned 7,517,822 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised. The number of shares is approximately 3.86% of the total outstanding shares of Common Stock at the Record Date.

+MICHELE PAPEN-DANIEL, PH.D, 55, has been a Director of First Security since 1998. Since 1986, Dr. Papen-Daniel has been engaged in private practice as a psychoanalyst in the Los Angeles area. Since 1992, she has also lectured in psychotherapy as an adjunct professor at Antioch University. From 1996 until its acquisition by First Security in February 1998, Dr. Papen-Daniel was President and a Director of Rio Grande Bancshares, Inc. At year-end 1998, Dr. Papen-Daniel beneficially owned 1,941,001 shares of First Security's Common Stock. The number of shares is approximately 1.00% of the total outstanding shares of Common Stock at the Record Date.

*@+SCOTT S. PARKER, 64, has been a Director of First Security since 1985. He was formerly President of Intermountain Health Care, Inc. (integrated health care provider). He is currently a Director of Questar Corporation (integrated oil and gas company). At year-end 1998, Mr. Parker beneficially owned 55,328 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised, and 43,433 stock equivalency units5 held in his deferred compensation account.

JAMES L. SORENSON, 76, has been a Director of First Security since 1980. He is Chairman and Chief Executive Officer of Sorenson Development, Inc. (holding company and investments). At year-end 1998, Mr. Sorenson Beneficially owned 10,125 shares of First Security's Common Stock.

HAROLD J. STEELE, 85, has been a Director of First Security since 1959. He is a retired President of First Security Bank of Utah, and is a Director of Anderson Lumber Company. Mr. Steele is married to a cousin of Spencer F. Eccles. At year-end 1998, Mr. Steele beneficially owned 379,9644 shares of First Security's Common Stock, including 10,125 option shares exercisable within 60 days, but not yet exercised,

#JAMES R. WILSON, 58, has been a Director of First Security since 1996. He is Chairman, President and Chief Executive Officer and a Director of Cordant Technologies, Inc. (aerospace and industrial manufacturing), having been elected President, CEO and a Director in 1993 and Chairman in 1995. Previously he was Executive Vice President of Cordant. In addition to First Security, Mr. Wilson is also a director of Cooper Industries Inc. (industrial manufacturing), The B.F. Goodrich Company (aerospace and chemicals) and Howmet International Inc. (aerospace and industrial). At year-end 1998, Mr. Wilson beneficially owned 8,929 shares of First Security's Common Stock, including 2,250 options shares exercisable within 60 days, but not yet exercised, and 3,307 stock equivalency units5 held in his deferred compensation account.


1   A daughter of Dr. Gardner is married to a son of Mr. Dee.

2 Includes 3,125,172 shares of Common Stock as to which Mr. Eccles has power of attorney or is trustee for living and/or deceased family members and has shared voting and investment powers; does not include 205,030 shares of First Security's Common Stock owned by the Marriner S. Eccles Charitable Trust, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership; does not include 563,229 shares of First Security's Common Stock owned by the Emma Eccles Jones Foundation, as to which Mr. Eccles serves as a Trustee and disclaims beneficial ownership; and does not include 499,500 shares of First Security's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership.

3 Does not include 3,523,807 shares of First Security's Common Stock held of record by the George S. and Dolores Dore' Eccles Foundation as to which Messrs. Eccles and Gardner serve as Directors and disclaim beneficial ownership.

4 Includes 324,325 shares of Common Stock owned by Mr. Steele's spouse for which Mr. Steele has voting power, but does not include 205,030 shares of Common Stock of First Security held of record by the Marriner S. Eccles Charitable Trust, of which Mr. Steele is a Director, and as to which shares Mr. Steele disclaims beneficial ownership.

5 Stock equivalency units will always be settled in cash and do not represent voting securities.

Item No. 2: Proposed increase in the number of shares available under First Security's Comprehensive Management Incentive Plan

         General

         The First Security Comprehensive Management Incentive Plan (the "Plan") was first adopted by the Board of Directors in 1989 as a successor and replacement for two previously approved incentive plans. The original 950,000 shares approved for the Plan in 1989 was increased in 1991 and 1994 by actions of the Shareholders, and since 1991, five 3-for-2 stock splits in the form of 50% stock dividends have been declared by First Security's Board of Directors, having the aggregate effect on the Plan of increasing the number of shares now available under the Plan to 21,726.563 shares. Because these shares have been substantially exhausted through incentive awards made over the life of the Plan to date, on January 25, 1999, First Security's Board of Directors approved, subject to Shareholder consent, an increase of the maximum number of shares that may be awarded under the Plan from the current 21,726.563 shares to 27,726.563 shares.

         The following description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan. A copy of the full text of the Plan, as amended and restated, may be obtained by a Shareholder from First Security by calling (801)246-5048 during normal business hours (9 a.m. to 5 p.m. Mountain Time).

         DESCRIPTION OF THE PLAN

         Purpose. The purpose of the Plan is to promote the long-term success of First Security and the creation of incremental shareholder value by (a) encouraging key employees of First Security and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees with exceptional qualifications, and (c) linking the interests of key employees of First Security directly to shareholder interests through increased stock ownership.

         Administration. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors consisting of a sufficient number of disinterested members of the Board of Directors so as to qualify the Committee to administer the Plan as contemplated by Rule 16b-3 promulgated pursuant to the Exchange Act. The Committee selects the key employees who are to receive awards under the Plan, determines the amount, vesting requirements and other conditions of such awards, interprets the Plan, executes agreements setting forth the terms of such awards (each an "Award Agreement") and makes all other decisions relating to the operation of the Plan.

         Term of the Plan. The Plan became effective in 1989, with Shareholder approval of certain amendments in 1994. The Plan will remain in effect until 2004, unless earlier terminated by First Security's Board of Directors. Notwithstanding the termination of the Plan, the Plan will continue in effect after such termination for purposes of the administration of any award granted prior to the termination of the Plan.

         Number of Shares Subject to the Plan. The Plan provides for the issuance of Incentive Stock Options ("Incentive Options"), as that term is defined in Section 422 of the Code (Section 422A before redesignation by the Revenue Reconciliation Act of 1990), nonqualified stock options which are not governed by the provisions of Section 422 of the code ("Nonqualified Options") for shares of Common Stock (Incentive Options and Nonqualified Options may be referred to collectively as the "Options"), certain corresponding stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and other stock based units, described below, or any combination thereof (the various awards are referred to collectively as the "Awards"). The maximum number of Options, Restricted Shares and other stock based awards that now may be awarded under the Plan is currently equal to 21,726.563 shares. SHAREHOLDERS ARE ASKED TO APPROVE AN INCREASE IN THIS NUMBER TO 27,726.563 SHARES. If any Options, Restricted Shares or stock units are forfeited or if any Option terminates for any reason before being exercised, then such Options, Restricted Shares or stock units again become available for Awards under the Plan. Notwithstanding the above, if any Options are surrendered because corresponding SARs are exercised, such Options will not become available again for Awards under the Plan. Any Common Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.

         Shares of Common Stock to be issued upon the exercise of Awards granted pursuant to the Plan have been registered with the Commission under a Registration Statement on Form S-8, on file with the Commission. An amendment to this Registration Statement will be filed to cover the additional shares available under the Plan if the amended Plan is approved by the Shareholders. This registration statement, which will contain the text of the Plan now proposed to be amended with additional shares, may be accessed through the Commission's web site, www.sec.gov, under First Security's name.

         In the event of a subdivision of the outstanding shares of First Security's Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common stock, a recapitalization or similar occurrence (the occurrence of each of which may be referred to as a "Capital Change"), the Committee will make appropriate adjustments to the shares subject to the Plan and to then-outstanding Options, Restricted Shares and stock units.

         Eligibility. Awards may be granted only to employees of First Security and its subsidiaries that the Committee, in its sole discretion, determines to be key employees (the "Key Employees"), including, without limitation, executive officers of First Security who are determined by the Committee to be Key Employees; and may also be granted in the Committee's discretion to outside consultants and advisors to First Security. Members of the Committee are not eligible to participate in the Plan.

         Stock Options. The Committee, in its sole discretion, may grant both Incentive Options and Nonqualified Options from time to time. The Committee has complete authority, subject to the terms of the Plan, to determine the persons to whom and the time or times at which grants of Options will be made. The Plan provides that the exercise price of Options, restrictions upon the exercise of Options and restrictions on the transferability of shares issued upon the exercise of Options, will be determined by the Committee in its sole discretion, except that (i) the exercise price of any Incentive Option may not be less than the fair market value of a share of Common Stock as of the date of the grant,
(ii) in the case of an Incentive Option granted to any individual who, at the time that the Incentive Option is granted, owns more than ten percent of the total combined voting power of all classes of stock of First Security or any of its subsidiaries (a "Restricted Shareholder"), the exercise price of such Incentive Option may not be less than 110% of the fair market value, determined pursuant to the Plan, of a share of Common Stock as of the date on which the Option is granted, and (iii) the exercise price of any Nonqualified Option may be not less than the par value of the Common Stock. The Committee, in its sole discretion, may determine the time or times when each Option vests and becomes exercisable. The term of an Incentive Option, however, may not be more than ten years from the date of grant, and the term of any Incentive Option granted to a Restricted Shareholder may not be more than five years from the date of grant. During the lifetime of the employee receiving the Option (the "Optionee"), the Option may be exercisable only by the Optionee and shall not be assignable or transferrable. Each Option will become exercisable in such installments, at such time or times, and is subject to such conditions, as the Committee, in its discretion, may determine at or before the time the Option is granted. The Committee may provide for the accelerated exercisability of an Option in the event of the death, disability or retirement of the Optionee and may provide for expiration of the Option prior to the end of its term in the event of the termination of the Optionee's employment.

         Exercise Price. The exercise price of Options granted under the Plan is payable at the time of exercise in cash or, in the discretion of the Committee, in shares of Common Stock or other forms approved by the Committee. In the case of an Incentive Option, payment must be made only pursuant to the express provisions with regard to exercise that the Committee determines to include in the applicable Award Agreement. Any payment method approved by the Committee must be consistent with applicable law, regulations and rules as well as the terms and conditions of the Plan.

         Stock Appreciation Rights. In connection with the grant of any Option, the Committee, in its sole discretion, may also grant an SAR, which shall relate to a specific Option granted to the Optionee. Such SAR shall entitle the Optionee to surrender to First Security, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from First Security an amount equal to the difference between the aggregate exercise price of the shares of Common Stock subject to the Option and the fair market value, as determined under the Plan, of such shares on the date of such exercise. Payment by First Security of any amount owing pursuant to the exercise of an SAR may be made in shares of Common Stock, cash or any combination of cash and shares, as determined in the sole discretion of the Committee. The determination of the Committee to include an SAR in an Incentive Option may be made only at the time of the grant of the Incentive Option. The Committee may include an SAR in a Nonqualified Option at the time of the grant and any time thereafter until six months before the expiration of the Nonqualified Option.

         An SAR may be exercised only to the extent the Option to which it is applicable is exercisable and may not be exercised unless both the SAR and the related Option have been outstanding for more than six months. If, on the date an Option expires, the exercise price of the Option is less than the fair market value of the shares of Common Stock on such date, then any SARs included in such Option shall automatically be deemed to be exercised as of such date with respect to any portion of such Option that has not been exercised or surrendered.

         Restricted Stock Awards. The Committee may grant shares of Common Stock that are subject to vesting conditions as an Award under the Plan (the "Restricted Shares"). The award of Restricted Shares may be made at any time and for any year of the Plan. The Restricted Shares shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. The Committee shall select the vesting conditions, which may be based upon the recipient's service and/or performance, First Security's performance, or such other criteria as the Committee may adopt. The Award Agreement may also provide for accelerated vesting in the event of the recipient's death, disability or retirement. A recipient of Restricted Shares, as a condition to the grant of such Restricted Shares, shall be required to pay First Security, in cash, an amount equal to the par value of the Restricted Shares. The holders of Restricted Shares shall have the same voting, dividend and other rights as First Security's other shareholders.

         Other Stock Unit Awards. A stock unit or other similar equity-based award is an unfunded and unsecured bookkeeping entry representing the equivalent of one share of Common Stock, which is subject to certain vesting conditions (a "Stock Unit"). Holders of Stock Units have no voting rights or other rights of a shareholder, but are entitled to receive "Dividend Equivalents" in an amount equal to the amount of cash dividends paid on the number of shares of Common Stock represented by the Stock Units while the Stock Units are outstanding. Stock Units and corresponding Dividend Equivalents will be settled at a time determined by the Committee and may be paid, in the discretion of the Committee, in the form of cash, shares of Common Stock or a combination thereof.

         Stock Units may be awarded in combination with Restricted Shares or Nonqualified Options, and the Committee may provide that the Stock Units will be forfeited in the event that the related Nonqualified Options are exercised. No cash consideration shall be required for an award of a Stock Unit. The Committee may grant Stock Units at any time during the term of the Plan. The Committee may, in its sole discretion, select the vesting conditions for each award of a Stock Unit. The vesting conditions may be based upon the recipient's service or performance, First Security's performance or such other criteria that the Committee may adopt.

         Amending the Plan. The Board of Directors may, at any time and for any reason, amend or terminate the Plan. Any amendment to the Plan, however, is subject to the approval of First Security's Shareholders to the extent required by applicable laws, regulations or rules, and the Plan itself. For example, no increase in the number of shares available under the Plan and no change in the exercise price of outstanding options under the Plan may be made without Shareholder approval. No amendment, suspension or termination of the Plan shall affect an Award granted on or prior to the effective date of such amendment.

         General Provisions. Neither the Plan nor the grant of any Award thereunder will be deemed to give any individual the right to remain employed by First Security or any of its subsidiaries. The Plan shall not inhibit First Security's ability to terminate or modify the terms of the employment of any employee at anytime, with or without cause. Participants in the Plan will have no rights with respect to dividends, voting or any other privileges accorded to First Security's shareholders prior to the issuance of stock certificates for shares of Common Stock. Recipients of Options under the Plan will have no obligation to exercise such Options. Participants in the Plan will not have any rights or interest under the Plan in any Option or shares of First Security's Common Stock prior to the grant of an Option, Restricted Share or Stock Unit to such participant.

         OUTSTANDING PLAN AWARDS

         The benefits to be awarded to and received by Executive Officers of First Security under the Plan in the future are not presently determinable. Table 9 summarizes the benefits under the Plan that, upon satisfaction of the applicable vesting, have been and will be received by the six executive officers named in Table 3, as well as this information for the broader group of all executive officers and all participants under the Plan since the inception of the Plan:

                             (See Table Next Page)

                                     Table 9

================================================================================
NAME                                Dollar                    Options
                                   Value (1)                 Granted (2)
                                      ($)                        (#)
================================================================================
Spencer F. Eccles                 37,325,628                 2,460,294
Morgan J. Evans                   13,538,790                 1,077,185
L. Scott Nelson                   12,923,897                   984,025
J. Patrick McMurray                7,388,728                   671,519
Brad D. Hardy                      1,319,860                   152,118
Scott C. Ulbrich                   3,966,355                   339,252
--------------------------------------------------------------------------------
All Executive Officers            87,533,838                 6,779,888
(as a group)
(16 persons)
--------------------------------------------------------------------------------
All Employees who are not         99,643,532                12,045,161
Executive Officers (as a group)
(1,176 persons)
================================================================================

(1) Includes the value of restricted stock on the date such shares vested, the net value realized from options exercised, and the difference (if positive) between the per share value of First Security's Common Stock on December 31, 1998, and the exercise price of outstanding options. The fair market value of the Common Stock on December 31, 1998, as defined in the Plan was $22,5625.

(2) Cancelled and/or repurchased options and shares may be re-awarded under the terms of the Plan.

     LIMIT ON THE NUMBER OF SHARES THAT CAN BE AWARDED TO ANY INDIVIDUAL UNDER THE PLAN.

         Section 162(m) of the Internal Revenue Code places a limit of $1 million on the tax-deductibility of compensation paid to individuals listed in the proxy statements of publicly held corporations. Compensation for the individual executives listed in company proxy statements that exceeds $1 million may not be tax-deductible unless it meets certain requirements with respect to being performance-based.

     To ensure that its executive compensation program is in full compliance with the provisions regarding performance-based compensation, the Plan provides a specific limit on the number of stock options that may be granted to an individual under the Plan. The individual limit is 20% of the shares authorized and approved for grants under the Plan. This 20% figure would equal 5,545,313 shares, based on the requested new 27,726.563 Share authorization.

     FEDERAL INCOME TAX CONSEQUENCES

     The following tax discussion is a brief summary of federal income-tax law applicable to the Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Plan.

     Initial Grants of Stock Options and Stock Appreciation Rights. A recipient of Options, whether Nonqualified Options or Incentive Options or SARs, incurs no income-tax liability, and First Security obtains no deduction from the grant of Options or SARs.

     Incentive Stock Options. The holder of an Incentive Option will not be subject to federal income tax upon the exercise of the Incentive Option, and First Security will not be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by First Security (or terminated employment no longer than three months before the exercise date). Additional exceptions to this exercise timing requirement apply upon the death or disability of the Optionee. A sale of the shares of Common Stock received upon the exercise of an Incentive Option which occurs both more than one year after the exercise of the Incentive Option and more than two years after the grant of the Incentive Option will result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of the shares prior to the foregoing holding requirements (referred to as a "disqualifying disposition"), the Optionee will recognize ordinary compensation income, and First Security will receive a corresponding deduction equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the Optionee over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price.

     The excess of the fair market value of the shares of Common Stock at the time of the exercise of an Incentive Stock Option over the Option price will increase the Optionee's alternative minimum taxable income subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs in the same taxable year of the Optionee in which the Common Stock was purchased.

     NonQualified Stock Options. Upon the exercise of a Nonqualified Option, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the exercise price will be taxed to the Optionee as ordinary compensation income. First Security will generally be entitled to a compensation expense deduction in the same amount, provided it satisfies certain requirements relating to the terms of the option and makes all required wage withholdings on the compensation element attributable to the exercise. In general, the Optionee's tax basis in the shares acquired by exercising a Nonqualified Option is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the Optionee will realize capital gain or loss in an amount equal to the difference between his or her basis in the shares and the sale price.

     Restricted Stock Grants. The recipient of an award of Restricted Shares will be required to recognize income in the first year that (i) the Restricted Shares become transferable by the recipient or (ii) the Restricted Shares are not subject to a substantial risk of forfeiture. The various vesting conditions imposed upon the Restricted Shares in the applicable Award Agreement will determine if the Restricted Shares are subject to a substantial risk of forfeiture. The amount of income that must be recognized in connection with a grant of Restricted Shares will be equal to the difference between the fair market value of the Restricted Shares in the year that income is recognized and the value paid by the recipient for the Restricted Shares. The income recognized will be taxed as ordinary income. The tax basis in the Restricted Shares will be the value paid by the recipient plus any income recognized by the recipient.

      A recipient of Restricted Shares may elect to recognize income in the year he or she receives an award of Restricted Shares even if the Restricted Shares are non-transferable and subject to a substantial risk of forfeiture. The recipient's tax basis in the Restricted Shares will be the value paid by the recipient plus any income recognized by the recipient. By making such election, the recipient can defer recognizing as income the increase in value of the Restricted Shares during such period until the Restricted Shares are sold or transferred. Upon the subsequent sale of any Restricted Shares in a taxable transaction, the recipient will realize capital gain or loss (long-term or short-term, depending on whether the Restricted Shares were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the Restricted Shares and the sale price.

     Other Stock-based Units. Upon the exercise of an SAR and/or the payment of Stock Units and corresponding Dividend Equivalents, a participant under the Plan will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon the exercise of the SAR or the payment of the Stock Unit and Dividend Equivalent, and generally First Security will be entitled to a corresponding deduction. In the event the participant receives shares of Common Stock upon the exercise of the SAR or the payment of the Stock Unit or Dividend Equivalent, any shares so acquired will have a tax basis equal to their fair market value on the date of such exercise or payment, and the holding period of the shares will commence on the day following that date. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

     Withholding Tax Obligations. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Plan will make arrangements satisfactory to First Security for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. First Security will not be required to make such payment or distribution until such obligations are satisfied. The Committee may permit a Plan participant who exercises a Nonqualified Option to satisfy all or part of his or her withholding tax obligation by having First Security withhold a portion of the Common Stock that otherwise would be issued to the participant under such Nonqualified Option.

        PROPOSED INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN.

      Currently, the Plan provides that the aggregate number of Restricted Shares, Stock Units and Stock Options that may be awarded under the Plan may not exceed 21,726.563 shares. As of January 31, 1999, the Committee had granted Restricted Shares, Stock Units and Options relating to an aggregate of 20,709,476 shares of Common Stock; leaving only 1,017,087 shares available to be awarded under the Plan. Following a review of the Awards made under the Plan to date and the Awards which the Board of Directors believes should be granted in order to achieve the Plan's stated purposes, the Board of Directors has determined that the number of Restricted Shares, Stock Units and Options currently permitted under the Plan is insufficient to achieve the purposes of the Plan. Based upon that determination, the Board of Directors has authorized an increase in the aggregate number of shares that may be granted under the Plan from 21,726.563 to 27,726.563 shares. The Board of Directors believes that the best interests of First Security will be served by increasing the number of shares available to be awarded under the Plan.

      SHAREHOLDER APPROVAL AND EFFECT OF NON APPROVAL

      Approval of the increased number of shares requires that the number of votes cast in favor of the amendments at the Annual Meeting exceed the number of votes cast in opposition to the amendment of the Plan. Approval of the new additional shares for the Plan will not result directly in the grant of any Awards to Executive Officers, Directors, key employees or consultants of First Security. Shareholder approval will, however, increase the number of shares which may be granted as incentive awards under the Plan, affecting grant decisions in the future. If the increase in the number of shares available under the Plan is not approved by the Shareholders, the Plan will remain in effect as now constituted and the aggregate number of available shares will remain at 21,726.563.

      INTERESTS OF CERTAIN PERSONS IN THIS PROPOSAL

      In considering the recommendation of the Board of Directors with respect to the new shares for the Plan, Shareholders should be aware that Messrs. Eccles and Evans, who are members of the Board of Directors, are also Executive Officers traditionally eligible to receive grants under the Plan.

      The Board of Directors recognizes that adoption of the increase in the number of Shares under the Plan may benefit such individual Directors of First Security and their successors, but it believes that approval of the additional Shares will strengthen First Security's ability to continue to attract, motivate and retain certain qualified employees and officers. The Board of Directors believes that the new shares are in the best interests of First Security and its Shareholders and, therefore, unanimously recommends a vote FOR the proposal to approve the new shares for the Plan. In considering the foregoing recommendation of the Board of Directors, Shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 9.3% of the shares of First Security's issued and outstanding Common Stock, including option shares exercisable within 60 days of the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE SHAREHOLDER APPROVAL OF THE INCREASE IN SHARES AVAILABLE UNDER THE COMPREHENSIVE MANAGEMENT INCENTIVE PLAN, AS PROPOSED.


OTHER BUSINESS

      Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

      First Security's Annual Report to Shareholders is being sent to you together with this Proxy Statement. This report includes First Security's financial statement and the schedules thereto. Any questions regarding the Annual Report, including a request for the copy that may not have arrived with this Proxy Statement, may be directed to First Security Corporation, Attention:
Investor Relations, 79 S. Main Street, Salt Lake City, Utah, 84111, (801) 246-5048.

DEADLINE FOR SHAREHOLDER PROPOSALS

      If any Shareholder wishes to present a proposal for action at the 2000 Annual Meeting of the Shareholders, the Shareholder must comply with applicable Securities and Exchanges Commission Regulations including adequate notice to First Security. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to First Security Corporation, Attention: Secretary, 79 S. Main Street, Salt Lake City, Utah 84111, on or before December 31, 1999.

      Moreover, the Bylaws of First Security provide notice requirements for any Shareholder nomination or other business. A copy of the applicable Bylaw provision may be obtained by writing to First Security at the same address. The Bylaws are also an exhibit to First Security's Annual Report on Form 10-K for the year ended December 31, 1997. First Security's filings with the Commission may be accessed through the Commission's web site at www.sec.gov or through First Security's web site at www.firstsecuritybank.com.

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